Exhibit 99(j)

                                  [Letterhead]


PERSONAL AND CONFIDENTIAL
-------------------------


January 3, 1996


Board of Directors
Younkers, Inc.
7th and Walnut Streets
Des Moines, Iowa  50397

Re:  Registration Statement on Form S-4 filed by Proffitt's, Inc.

Members of the Board of Directors:

Reference is made to our opinion letter dated October 22, 1995 with respect to the Agreement and Plan of Merger dated as of October 22, 1995 among Proffitt's, Inc., Baltic Merger Corporation, a wholly-owned subsidiary of Proffitt's, Inc., and Younkers, Inc.

The foregoing opinion letter is for the information and assistance of the Board of Directors of Younkers, Inc. in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions -- "SUMMARY - The Merger -- Opinions of Financial Advisors" and "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger" and " - Opinions of Financial Advisors -- Goldman Sachs Opinion to the Younkers Board of Directors" and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.